Exhibit 10.19
EMPLOYMENT AGREEMENT
This agreement is made as of December 1, 2004, by and between Go2Market.com, Inc. (dba Nitro Data Systems), a Minneapolis corporation (the “Company”), and Howard D. Stewart, the undersigned individual (“Executive”).
     WHEREAS, the Company desires to employ Executive and Executive is willing to accept such employment upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter contained, the parties agree as follows:
     1. Position and Duties. The Company hereby employs Executive as its Executive Vice President of Engineering. During the term of Executive’s employment by the Company, Executive shall devote his best efforts and full business time to the business of the Company, and not engage in any active business for his own account, or that of any person or entity other than the Company, unless he has obtained the Company’s prior written consent. Executive agrees that his activities for the Company shall be subject to the direction of the Company’s Board of Directors. Executive shall also perform such duties, as may be assigned to him by the Board of Directors which relate to any of the Company’s present or future subsidiaries or affiliated companies.
     2. Term. Unless terminated at an earlier date in accordance with Section 8, the term of Executive’s employment under this Agreement shall be for a period of three (3) years commencing on the date hereof. Unless this Agreement is terminated pursuant to the terms of Section 8 hereof, Executive’s employment shall continue thereafter on an at will basis.
     3. Compensation. As compensation for his services, Executive shall receive the following compensation, expense reimbursement and other benefits:
          (a) Salary. Executive shall be paid a salary at the annual rate of one hundred sixty thousand dollars ($160,000.00), payable in bi-weekly or semi-monthly installments in accordance with the Company’s payroll practices. Executive’s salary shall be subject to such periodic merit or cost of living increases, as the Company’s Board of Directors in its discretion may deem appropriate.
          (b) Reimbursement of Expenses. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses approved in advance by the Company and reasonably and necessarily incurred by Executive in the performance of his duties hereunder.
          (c) Car Allowance. Executive shall receive an automobile expense allowance of $600 per month.
          (d) Bonus. Executive shall be entitled to a quarterly incentive bonus of $18,750 at 100% accomplishment for meeting predefined objectives which is outlined in the incentive agreement attached to this document. Executive shall also be entitled to a bonus determined at the sole discretion of the Board of Directors. The Company shall set proposed milestones and proposed bonuses if those milestones are met, each year.

          (e) Other Benefits. Executive shall, when and to the extent he is eligible therefor, be entitled to participate in all plans and benefits generally accorded to employees of the Company. This will include adequate health care coverage for the employee and his/her dependents, profit sharing, additional stock options based upon performance.
          (f) Vacation. Executive shall be entitled to three (3) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.
          (g) Withholding. the Company shall withhold from amounts payable to Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required by law to withhold.
          (h) Relocation. It is understood that the Company (or its successors) cannot require Executive to relocate his residence and place of employment from Idaho Falls, Idaho without Executive’s consent. If the company asks Executive to relocate and Executive does not consent, Executive shall be entitled, but not required to terminate this Employment Agreement, retain all vested stock options and shall receive a lump sum severance payment from the Company of Two Hundred Fifty Thousand Dollars ($250,000).
     4. Executive’s Business Activities. Executive shall devote the substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company, Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.
     5. Exclusive Employment. During employment with the Company, (a) Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity and (b) Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within one (1) year after it ends, without the Company’s express written consent, solicit or encourage any employee, agent, independent contractor, supplier, consultant, investor, or alliance partner to terminate or alter a relationship with the Company.
     6. Ownership of Created Works. Executive agrees that all concepts and designs, inventions, ideas, discoveries, “know how”, creations, works, processes, methods and works of authorship created by Executive during the term of this Agreement which relate directly or indirectly to the Company or the business of the Company as carried on by the Company from and after the date hereof, shall be the exclusive property of the Company (collectively, the “Created Works”). Executive shall promptly disclose to the Company all Created Works. Executive hereby assigns all rights in the Created Works, including without limitation, all patent rights, copyrights and trade secret rights to the Company. Executive agrees that the Created Works shall be considered “work for hire” under the United States Copyright Act. Executive will not register any copyright or seek any patents covering any of the Created Works in Executive’s own name or any other name or assist others in doing so. Executive will execute such assignments and other documents, take such other action at the Company’s reasonable request without payment of additional consideration, as may be necessary or advisable to convey full ownership in the Created Works to the Company and to protect the Company’s interest therein.
     7. Confidential Information. As used in this Agreement, the term “Confidential Information” whether or not specifically identified as such, shall include (a) all Created Works referred to in section 6, (b) all commercial, technical, research, procedures, internal records and reports, books, files, business methods, trade knowledge, proprietary rights and data, marketing methods, trade secrets, ideas and know-how, financial information of the Company or its affiliates, or uses or adaptations of the foregoing not generally known publicly, and (c) all confidential commercial, technical and financial information of third parties which has been entrusted to the Company or its affiliates. Unless otherwise agreed to in writing between the Company and Executive, Executive shall not, either during or at any time after his employment by the Company, divulge or use any Confidential Information other than for the purpose of rendering services to the Company, and shall maintain the security of all Confidential Information to which he is permitted access. All records and other materials or copies thereof relating to the Company’s business which Executive shall prepare or use shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of Executive’s employment hereunder. Executive agrees to abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company.
     8. Termination.
          (a) Grounds for Termination. This Agreement shall terminate prior to the expiration of the term set forth in Section 2 or of any extension thereof in the event that at any time during the term or any extension thereof:
          (i) Executive shall die, or
          (ii) Executive shall become disabled in accordance with Section 8.c, or
          (iii) Executive has breached a provision of this Agreement; or
          (iv) Executive is terminated for “Cause,” which means (a) Executive’s violation of a specific written direction from the Board of Directors of the Company or material breach of a provision of this Agreement or (b) Executive’s failure or refusal to perform duties in accordance with this Agreement; provided, however, no termination shall be for cause under subsection (b) of this paragraph unless Executive shall have first received written notice from the Board of Directors of the Company advising Executive of the act or omission that constitutes cause and such act or omission continues after Executive’s receipt of such notice for a period of time (not to exceed 30 days) that would have allowed Executive to correct such act or omission; or
          (v) mutual agreement of the parties; or
          (vi) Executive is terminated “Without Cause” which means the Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of two (2) years of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law, but if, and only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company and Executive executes such form; or
          (vii) Executive is terminated for “Good Reason”. If Executive terminates his employment with the Company for Good Reason (as hereinafter defined), he shall retain all vested stock options and be entitled to the severance benefits set forth in Section 8(f). For purposes of this Agreement, “Good Reason” shall mean any of the following, (a) relocation of the Company’s engineering offices where employee is required to work more than forty miles from the current location, without Executive’s concurrence; (b) any material breach by the Company of this Agreement; (c) a material change in the principal line of business of the Company, without Executive’s concurrence, or (d) any significant change in the Executive’s duties and responsibilities.
Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.
          (b) Cooperation After Termination. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.
          (c) “Disability” Defined. The Board of Directors may determine that Executive has become disabled, for the purpose of this Agreement, in the event that Executive shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of three consecutive months and on the date of determination continues to be so disabled. The existence or nonexistence of grounds for termination of this Agreement for any reason under Section 8.a.(ii) shall be determined in good faith by the Board of Directors after notice in writing given to Executive at least 30 days prior to such determination. During such 30-day period, Executive shall be permitted to make a presentation to the Board of Directors for its consideration regarding his ability to work.
          (d) Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company or its affiliates, and all other property, trade secrets and confidential information of the Company or its affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or its affiliates, which in any of these cases are in her possession or under his control.
          (e) Termination After Initial Term. After the initial three (3) year term of this Agreement, either party may terminate this Agreement at any time after the delivery of thirty (30) days advance written notice to the other party.

          (f) Severance. Unless Executive voluntarily chooses to terminate his employment with the Company or is terminated for cause, he shall be entitled to have his salary and benefits continued for a period of twenty-four (24) months following the last day of his employment with the Company based upon Executive’s compensation package as of its last day of employment. For purposes hereof, “cause” shall have the same meaning set forth in Section 8(a)(iv) above.
     9. Noncompetition. In consideration of his employment with the Company date herewith, the Company and Executive severally agree that throughout the term of this Agreement and any extensions hereof, and for a period of two (2) years following termination, Executive will not, directly or indirectly, anywhere in the world;
          (a) own, manage, operate, join, control, be employed by, render services to, or participate in the ownership, management, operation or control of or serve as advisor or consultant to, or otherwise be connected with in any manner, whether as an officer, director, employee, partner, investor or otherwise, in a business entity or undertaking which is engaged in the same or similar business of the Company or its affiliates with respect to the Products and products under development of the Company, or its affiliates as of the date of termination of employment with the Company; or
          (b) solicit or induce any employee of the Company or its affiliates not to become employed by the Company or its affiliates, or after any person becomes employed by the Company or its affiliates to leave his or her employment with the Company or its affiliates; or
          (c) solicit or request orders of goods or services which are competitive with any goods or services provided by the Company or its affiliates from any person or entity which is a customer of the Company or its affiliates.
Nothing contained in this Agreement shall be deemed to prohibit Executive from being employed by, owning an equity interest in, or providing any consulting services to the Company or its affiliates; and nothing contained in this Agreement shall be deemed to prohibit Executive or limit in any way the investment by Executive in any class of securities of any corporation if the securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 and traded in the over-the-counter market, and if Executive beneficially owns less than two percent (2%) of any class of securities of such corporation.
     10. General Provisions.
          (a) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns and any such other entity shall be deemed “the Company” hereunder.
          (b) Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations agreements with respect thereto, whether written or oral. No provision of this Agreement may be modified or waived except by a written agreement signed by the parties hereto.

          (c) Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separable. If any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of New Hampshire.
          (d) Scope and Duration of Restrictions. The parties acknowledge that the type and period of restrictions in this Agreement concerning confidentiality, non-solicitation and non-competition are fair and reasonable and are reasonably required for the protection of the Company. If any such restrictions are hereafter construed by a court of competent jurisdiction to be invalid or unenforceable because of the duration of such provision, the scope of the activity prohibited or the geographic area covered thereby, the parties agree that the court making such determination should and shall have the power to reduce the duration, scope and area covered by such provision to the extent necessary to render such provision enforceable, and in its reduced form such provision shall then be enforceable.
          (e) Injunctive Relief. The parties recognize and agree that irreparable damage will result to the Company if Executive violates the terms of this Agreement, and that the damages resulting from any such violation would be difficult to prove and quantify. The parties therefore agree that, in the event of a breach of this Agreement, the Company shall be entitled to injunctive relief (without being required to post bond or other security) to enforce the covenant, in addition to all other remedies in law or in equity available to it. The prevailing party shall also be entitled to receive the costs of bringing or defending any such legal action, or any other legal action relating to this Agreement, including reasonable attorneys’ fees.
          (f) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
          (g) Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Company, notices shall be addressed to the Company Inc. , 230 Commerce Way, Suite 325, Portsmouth, New Hampshire 03801 facsimile number: 603-766-8169, Attention: Terry Christensen. If to Executive, notices shall be addressed to his last known address appearing in the Company’s records. Either party hereto may specify another address for notice purposes.

In Witness Whereof, this Agreement has been executed as of the date first written above.

EXECUTIVE		Nitro Data Systems.

By:	/s/ Howard D. Stewart	By:	/s/ Terry Christensen

	Howard D. Stewart		Terry Christensen

		Its:	President

INCENTIVE AGREEMENT
December 1,2004
Howard D. Stewart
The following outlines your compensation plan and incentive structure as Executive Vice President of Engineering
BASE: $160,000 annually, paid semi-monthly
Bonus:
Nitro Data must meet at least 75% of quarterly revenue production prior to any bonus being earned and payable. Bonuses will be paid as follows:
Annual Quota: 8.94 Million Dollars of revenue. This is based on the acceptance of the current operating budget being proposed to the BOD. In the event we substantially increase or decrease sales headcount the target revenue and resulting quota will be adjusted to reflect these changes by the BOD.
The quarterly quotas are as follows:

Q3 (Oct. 1 - Dec. 31, 2004)	$740,000
Q1 -05 (Jan 1 - March 31, 2005)	$1,400,000
Q2 -05 (April 1 - June 30, 2005)	$2,900,000
Q3 -05 (July 1 - September 30, 2005)	$3,900,000
INCENTIVES: You will be eligible for an $18,750 fiscal quarterly incentive based upon meeting 100% of the pre-established quotas. You will receive the percentage met for any amount exceeding 75% of the pre-established quota with no caps. You will not receive any percentage of your incentive should you meet less than 75% of your quota. In the event that your employment commences following the beginning of a fiscal quarter, your quarterly incentive payment will be pro-rated for the days worked during that fiscal quarter.
EMPLOYMENT SEPARATION: Should your employment with Nitro Data Systems, Inc., separate prior to the end of a fiscal quarter you will not receive any incentive payment which would otherwise have been paid for achieving territorial and/or corporate goals during that quarter. You must be employed on the last day of the quarter in which the goals are achieved to receive payment. This policy is effective whether the separation is voluntary or involuntary.
SIGNATURE: Please execute the enclosed duplicate copy of this letter and return it to Human Resources to indicate your understanding of the terms contained herein.

UNDERSTOOD AND ACCEPTED

/s/ Terry B. Christensen	/s/ Howard D. Stewart

Terry B. Christensen/President & COO	Howard D. Stewart

12/1/2004	12/7/2004
Date	Date